Exhibit 99.1
WILLIAMS COAL SEAM GAS ROYALTY TRUST
PRESS RELEASE
Williams Coal Seam Gas Royalty Trust Announces Cash Distribution
for First Quarter and Termination Date for the Trust
          DALLAS, TEXAS, February 5, 2010 — Williams Coal Seam Gas Royalty Trust (NYSE: WTU) announced today that there will be a cash distribution to the holders of its units of beneficial interest of $0.016972 per unit, payable March 1, 2010 to unitholders of record on February 16, 2010.
          The Trust owns net profits interests in certain proved coal seam gas properties owned by Williams Production Company, LLC (WPC) and located in the San Juan Basin of northwestern New Mexico (the “Working Interest Properties”) and southwestern Colorado, including WPC’s 35 percent net profits interest in 5,348 gross acres in La Plata County, Colorado (the “Farmout Properties”). WPC reported that production attributable to its gross interests in the properties burdened by the Trust’s net profits interests was 6.8 trillion British thermal units (TBtu) during the period associated with this quarterly cash distribution compared to 2.6 TBtu during the preceding period. When prior period adjustments and the infill deficits for the last two quarters are excluded, production in the current quarter for the original wells was 3.8 TBtu which includes 1.4 TBtu for infill wells compared to 2.6 TBtu in the preceding quarter which did not include infill wells because of the infill wells being in a deficit for the second and third quarter. The net contract price per MMBtu for this quarter was $1.23 per MMBtu as compared to $0.92 per MMBtu for the previous quarter.
          WPC also reported approximately 449 infill wells have been drilled and of those, 438 wells are producing as of December 31, 2009, and are now in “pay” status to the Trust since early June 2008. Production attributable to the infill wells for this quarter was 1.4 TBtu which does not include 2.91 TBtu attributable to the second and third quarter when infill wells were in deficit and no payment was received for them. In accordance with the original conveyance, the Trust is entitled to only 20% of the net-profit interests from these wells as opposed to the 60% of the original producing wells. Net proceeds from the infill wells were $33,394, which includes the total deficit accumulated through the third quarter of ($32,419.28).
          Gross proceeds prior to deductions for production costs for the fourth quarter of 2009 by property were as follows: $3,282,974 for Working Interest Properties, $382,506 for Farmout Properties. For Working Interest Properties, production costs for the fourth quarter 2009 were as follows: $1,068,244 for royalties, $352,112 for taxes, and $1,026,484 for operating costs. Gross proceeds (Net Profit Interest) from the Farmout Properties after deductions as stated above were $382,506. Gross proceeds prior to deduction for production costs for the infill wells was $4,621,248 which includes $2,497,809 for the deficit quarters. Royalties were $1,642,158 which includes $904,393 for the deficit quarters. Taxes were $486,535 which includes $254,187 for the deficit quarters. Operating costs were $2,171,046 which includes $1,367,995 for the deficit quarters. Capital costs were $154,540 which includes $133,330 for the deficit quarters. Primarily, an increase in the price of natural gas contributed in net proceeds to the Trust of $764,578 for this quarter compared to net proceeds to the Trust of $479,091 in the last quarter.
Termination and Liquidation of the Trust
     Pursuant to the terms of the Trust Agreement, the Trust will be required to terminate effective March 1, 2010 because the reserve report as of December 31, 2009, reflects that, as of such date, the net present value (discounted at 10 percent) of the estimated future net revenues (calculated in accordance with criteria established by the Securities and Exchange Commission) for proved reserves attributable to the royalty interests but using the average monthly Blanco Hub Spot Price for the past calendar year less certain gathering costs (the “Termination Present Value” as defined in the Trust Agreement) is equal to or less than $30 million thereby triggering a termination of the Trust. Based on a preliminary report prepared by independent petroleum engineers, the Trust’s computed Terminiation Present Value (discounted at 10 percent) of the estimated future net revenues for proved reserves calculated in accordance with the Trust Agreement was approximately $8.2 million.
          Following termination, the trustee will continue to act as trustee of the Trust until all Trust assets are sold and the net proceeds from such sales distributed to unitholders. The trustee will use best efforts to sell the Trust’s assets in accordance with the procedures set forth in the Trust Agreement. These procedures are described in more detail in the Trust’s most recent annual report on Form 10-K and quarterly report on Form 10-Q filed with the Securities and Exchange Commission.
          In accordance with the Trust Agreement, all proceeds of production attributable to the Trust’s royalty interests will be deposited into a separate account effective as of the March 1, 2010 termination date. If a sale of the royalty interests is made or a definitive contract for sale of the royalty interests is entered into within a 150-day period following the March 1, 2010 termination date, the buyer of the royalty interests, and not the Trust or the unitholders, will be entitled to all proceeds of production attributable to the royalty interests following the termination date. The Trust is withholding an additional $100,000 for anticipated expenses relating to this termination process.
          The Trust is a grantor trust formed by The Williams Companies, Inc., parent company of WPC, and was designed to provide unitholders with quarterly cash distributions and tax credits under Section 29 of the Internal Revenue Code, which has expired as of 12/31/2002, from certain coal seam gas properties. The units are listed on The New York Stock Exchange under the symbol “WTU”.
          For additional information, including the latest financial reports on Williams Coal Seam Gas Royalty Trust, please visit our website at http://www.wtu-williamscoalseamgastrust.com/.
* * *
CONTACT:
Ron E. Hooper, Senior Vice President
U.S. Trust, Bank of America Private Wealth Management, Trustee
1.800.365.6544